Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES SECOND QUARTER 2023

FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the second quarter of 2023 were $16.1 million, down 7.2%, compared to $17.4 million for the second quarter of 2022
o	Building Supply segment sales decreased by $280,000, or 2.6%, to $10.5 million, compared to $10.8 million for the three months ended June 30, 2022
o	Disposable Protective Apparel segment sales decreased 14.9%, to $5.6 million, compared to $6.6 million for the same period of 2022
●	Net income for the second quarter of 2023 was $1.1 million, or $0.10 per diluted share, compared to $693,000, or $0.05 per diluted share, for the second quarter of 2022
●	Cash of $15.3 million and working capital of $50.3 million, with no debt as of June 30, 2023

Nogales, Arizona – August 8, 2023 – Alpha Pro Tech, Ltd. (NYSE American: APT), (the “Company”), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six month periods ended June 30, 2023.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The industry-wide housing market continues to be soft, due to a continued decrease in demand for new home starts as a result of interest rate hikes and economic uncertainty. In the second quarter of 2023, single family housing starts in the United States decreased by 14.5% compared to the same period a year ago.

With that said, our sales of housewrap and accessories, which increased by 17.6% in the second quarter of 2023 from the prior-year quarter, continue to significantly outperform the market through market diversification, product development and sales team expansion. Sales of our REX Wrap® and REX Wrap Plus®, our entry level housewrap products, were up 11.6% over the prior-year quarter, despite the major decrease in housing starts as we have continued to expand our network of new dealers across the country. Management is encouraged by our growth opportunities in REX™ Wrap Fortis, our premium housewrap line, as we continue to make inroads into the multi-family and commercial construction sector, evidenced by an increase of 18.9% in sales in the second quarter of 2023. We also experienced a 195% increase in sales of housewrap accessories, REXTREME Window and Door Flashing and REX™ Premium Seam Tape in the second quarter of 2023 over the prior-year quarter. Based on the number of jobs we are specified on and the potential for additional bids taking place, management expects that we will continue to see positive trends relative to the industry for both our entry level and premium housewrap product lines.

Management continues to be excited by the trend in synthetic roof underlayment as sales outperform the overall market, especially as management expects to see an increase in sales as inventory is alleviated at the dealer and distribution level. In addition, we will be launching a new line of self-adhered roofing products, in late 2023, which we expect will bring additional revenue to our synthetic roof underlayment line of products.”

“Sales of disposable protective garments in the second quarter of 2023 were up 7.6% as our channel partners and our end customers are working through their inventory and their ordering patterns return to normal. In addition, our sales improved as we can now meet face-to-face with our distribution partners and end-customers, something we have not been able to do since 2020. Face mask and face shield sales are still suffering from the COVID-19 residual excess inventories at the distributor level. Comparatively, sales of face masks and face shields were higher than normal during the second quarter of 2022 due to the ongoing demand for COVID-19 products,” added Hoffman.

Net Sales

Three months ended June 30, 2023 compared to three months ended June 30, 2022

Consolidated sales for the three months ended June 30, 2023, decreased to $16.1 million from $17.4 million for the three months ended June 30, 2022, representing a decrease of $1.3 million, or 7.2%. This decrease consisted of decreased sales in the Building Supply segment of $280,000 and decreased sales in the Disposable Protective Apparel segment of $978,000.

Building Supply segment sales for the quarter ended June 30, 2023 decreased by $280,000, or 2.6%, to $10.5 million, compared to $10.8 million for the quarter ended June 30, 2022. The Building Supply segment had a record sales quarter in the core building products (housewrap and synthetic roof underlayment, excluding other woven material), including an increase in sales of housewrap of 17.6% and an increase in sales of synthetic roof underlayment of 0.9%, for an overall increase of 8.6%. Sales of other woven material decreased by 45.5% compared to the same period of 2022.

The sales mix of the Building Supply segment for the quarter ended June 30, 2023 was approximately 40% for synthetic roof underlayment, 50% for housewrap and 10% for other woven material. That is compared to approximately 40% for synthetic roof underlayment, 42% for housewrap and 18% for other woven material for the quarter ended June 30, 2022.

The synthetic roof underlayment market has also been significantly affected by the continued decrease in new home starts, as well as a push in the market to reduce product selling prices. Despite these pressures, synthetic roof underlayment sales also outperformed the market and were up 0.9% in the second quarter of 2023 compared to the second quarter of 2022.

Other woven material sales decreased in the second quarter of 2023 compared to the same period of 2022 by 45.5% due to decreased sales to our major customer, product overstocks and the aforementioned economic slowdown. We do not expect other woven material to be a growth driver in 2023, but these products only represent approximately 10% of the Building Supply segment sales. In our second quarter of 2022, other woven products saw a 116% increase in sales from the second quarter of 2021 and was a record quarter for the Company.

Recent capital investments in the Building Supply segment are expected to increase production capacity, allowing us to react to spikes in new construction and multi-family housing starts more quickly than some competitors with multiple month lead-times due to overseas production and shipping. Continued growth in the Building Supply segment is expected through the market’s reception of our best-in-class warranties. These include the highest and strongest coverages available in synthetic roof underlayments and full system warranties that apply to single-family, commercial and multi-family properties utilizing our weather resistive barriers.

Disposable Protective Apparel segment sales for the quarter ended June 30, 2023 decreased by $978,000, or 14.9%, to $5.6 million, compared to $6.6 million for the same period of 2022. This segment experienced an increase of 7.6% in sales of disposable protective garments, offset by a 71.6% decrease in sales of face masks and an 84.4% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the quarter ended June 30, 2023 was approximately 93% for disposable protective garments, 5% for face masks and 2% for face shields. This sales mix is compared to approximately 74% for disposable protective garments, 14% for face masks and 12% for face shields for the quarter ended June 30, 2022.

Six months ended June 30, 2023 compared to six months ended June 30, 2022

Consolidated sales for the six months ended June 30, 2023 decreased to $29.9 million from $35.0 million for the six months ended June 30, 2022, representing a decrease of $5.1 million, or 14.6%. This decrease consisted of decreased sales in the Building Supply segment of $1.9 million and decreased sales in the Disposable Protective Apparel Segment of $3.2 million.

Building Supply segment sales for the six months ended June 30, 2023 decreased by $1.9 million, or 9.0%, to $19.2 million, compared to $21.1 million for the same period of 2022. Sales of core building products were down 4.5% since December 31, 2022, as an increase in sales of housewrap of 6.0% over the prior-year period was more than offset by a decrease in sales of synthetic roof underlayment of 15.0%. This increase in sales of housewrap was despite a 21.1% decrease in single family housing starts compared to the same period a year ago. Sales of other woven material decreased by 29.8% compared to the same period of 2022.

The sales mix of the Building Supply segment for the six months ended June 30, 2023 was 41% for synthetic roof underlayment, 48% for housewrap and 11% for other woven material. This compared to 44% for synthetic roof underlayment, 41% for housewrap and 15% for other woven material for the six months ended June 30, 2022.

Disposable Protective Apparel segment sales for the six months ended June 30, 2023 decreased by $3.2 million, or 23.1%, to $10.7 million, compared to $14.0 million for the same period of 2022. This segment decrease was due to an 8.9% increase in sales of disposable protective garments that was more than offset by a 74.2% decrease in sales of face masks, and an 82.4% decrease in sales of face shields.

Sales of disposable protective garments for the six months ended June 30, 2023 were up 8.9% for the reasons as discussed above in the three months ended June 30, 2023 section. Face mask and face shield sales continue to be affected by excess inventories at the distributor level and in the market place.

The sales mix of the Disposable Protective Apparel segment for the six months ended June 30, 2023 was 89% for disposable protective garments, 8% for face masks and 3% for face shields. This sales mix is compared to 63% for disposable protective garments, 23% for face masks and 14% for the six months ended June 30, 2022.

Gross Profit

Gross profit increased by $494,000, or 8.8%, to $6.1 million for the quarter ended June 30, 2023, from $5.6 million for the quarter ended June 30, 2022. The gross profit margin was 37.9% for the quarter ended June 30, 2023, compared to 32.3% for the quarter ended June 30, 2022, a 560 basis point increase.

Gross profit decreased by $966,000, or 8.0%, to $11.1 million for the six months ended June 30, 2023, from $12.1 million for the same period of 2022. The gross profit margin was 37.1% for the six months ended June 30, 2023, compared to 34.4% for the same period of 2022.

The gross profit margin in 2023 has benefited from a decline in ocean freight rates since the latter part of 2022. Management expects the gross profit margin to be in a similar range throughout the balance of 2023, although the sales mix could affect gross margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $510,000, or 12.5%, to $4.6 million for the quarter ended June 30, 2023, from $4.1 million for the quarter ended June 30, 2022. As a percentage of net sales, selling, general and administrative expenses increased to 28.4% for the quarter ended June 30, 2023, from 23.4% for the same period of 2022.

Selling, general and administrative expenses increased by $517,000, or 6.2%, to $8.9 million for the six months ended June 30, 2023, from $8.4 million for the six months ended June 30, 2022. As a percentage of net sales, selling, general and administrative expenses increased to 29.7% for the six months ended June 30, 2023, up from 23.9% for the same period of 2022.

The increase in selling, general and administrative expenses for the three and six months ended June 30, 2023 was primarily due to an increase in Building Supply segment expenses related to increased employee compensation due to a larger sales team, as well as increased marketing, sales travel and insurance expenses.

Income from Operations

Income from operations was $1.3 million for the quarter ended June 30, 2023 and the quarter ended June 30, 2022. While income from operations was consistent, there was an increase in selling, general and administrative expenses of $510,000, partially offset by an increase in gross profit of $494,000 and a decrease in depreciation and amortization expense of $8,000 in the quarter ended June 30, 2023 as compared to the same period of 2022. Income from operations as a percentage of net sales for the quarter ended June 30, 2023 was 8.1%, compared to 7.6% for the same period of 2022.

Income from operations decreased by $1.5 million, or 46.4%, to $1.7 million for the six months ended June 30, 2023, compared to $3.2 million for the same period of 2022. The decreased income from operations was primarily due to a decrease in gross profit of $966,000, an increase in selling, general and administrative expenses of $517,000 and an increase in depreciation and amortization expense of $23,000. Income from operations as a percentage of net sales for the six months ended June 30, 2023 was 5.8%, compared to 9.3% for the same period of 2022.

Other Income

Other income increased by $702,000, to $272,000 for the quarter ended June 30, 2023, from a loss of $430,000 for the same period of 2022. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $53,000 and an increase in interest income of $159,000. In addition, there was a loss on fixed assets of $490,000 during the same period of 2022 due to equipment for the Disposable Protective Apparel segment that was not delivered. The Company has filed a lawsuit in this matter.

Other income increased by $919,000, to $539,000 for the six months ended June 30, 2023, from a loss of $380,000 for the same period of 2022. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $113,000 and an increase in interest income of $316,000. In addition, as mentioned above, there was a loss on fixed assets of $490,000 during the same period of 2022.

Net Income

Net income for the quarter ended June 30, 2023 was $1.1 million, compared to net income of $693,000 for the same period of 2022, representing an increase of $453,000, or 65.4%. The net income increase comparing the second quarters of 2023 and 2022 was due to an increase in income before provision for income taxes of $694,000, partially offset by an increase in provision for income taxes of $241,000. Net income as a percentage of net sales for the quarter ended June 30, 2023 was 7.1%, and net income as a percentage of net sales for the same period of 2022 was 4.0%. Basic and diluted earnings per common share for the quarter ended June 30, 2023 and 2022 were $0.10 and $0.05, respectively.

Net income for the six months ended June 30, 2023 was $1.7 million, compared to net income of $2.2 million for the same period of 2022, representing a decrease of $517,000, or 23.3%. The net income decrease comparing the 2023 and 2022 periods was due to a decrease in income before provision for income taxes of $587,000, partially offset by a decrease in provision for income taxes of $70,000. Net income as a percentage of net sales for the six months ended June 30, 2023 was 5.7%, and net income as a percentage of net sales for the same period of 2022 was 6.3%. Basic and diluted earnings per common share for the six months ended June 30, 2023 and 2022 were $0.14 and $0.17, respectively.

Balance Sheet

As of June 30, 2023, the Company had cash of $15.3 million compared to $16.3 million as of December 31, 2022. The decrease in cash from December 31, 2022, was due to cash used in investing activities of $390,000 and cash used in financing activities of $1.5 million, partially offset by cash provided by operating activities of $987,000. Working capital totaled $50.3 million and the Company’s current ratio was 26:1 as of June 30, 2023, compared to a current ratio of 22:1 as of December 31, 2022.

Inventory decreased by $2.4 million or 9.9%, to $22.0 million as of June 30, 2023, from $24.4 million as of December 31, 2022. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $1.2 million, or 8.0%, to $13.2 million and a decrease in inventory for the Building Supply segment of $1.3 million or 12.7%, to $8.7 million.

Colleen McDonald, Chief Financial Officer, commented, “During the six months ended June 30, 2023, we repurchased 475,000 shares of common stock at a cost of $1.9 million. As of June 30, 2023, we had repurchased a total of 20.1 million shares of common stock at a cost of approximately $48.3 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of June 30, 2023, we had $2.3 million available for additional stock repurchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2023	2022 (1)
Assets
Current assets:
Cash and cash equivalents	$15,349,000	$16,290,000
Accounts receivable, net of allowance for doubtful accounts of $35,000 as of June 30, 2023 and $45,000 as of December 31, 2022	8,595,000	5,382,000
Accounts receivable, related party	926,000	1,591,000
Inventories	21,971,000	24,397,000
Prepaid expenses	5,421,000	4,902,000
Total current assets	52,262,000	52,562,000

Property and equipment, net	5,671,000	5,742,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	-	1,000
Right-of-use assets	1,264,000	1,725,000
Equity investment in unconsolidated affiliate	5,089,000	4,718,000
Total assets	$64,341,000	$64,803,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$653,000	$674,000
Accrued liabilities	494,000	833,000
Lease liabilities	777,000	899,000
Total current liabilities	1,924,000	2,406,000

Lease liabilities, net of current portion	532,000	875,000
Deferred income tax liabilities, net	764,000	764,000
Total liabilities	3,220,000	4,045,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 11,875,556 and 12,226,306 shares outstanding as of June 30, 2023 and December 31, 2022, respectively	119,000	123,000
Retained earnings	62,333,000	62,124,000
Accumulated other comprehensive loss	(1,331,000)	(1,489,000)
Total shareholders' equity	61,121,000	60,758,000
Total liabilities and shareholders' equity	$64,341,000	$64,803,000

1)	The condensed consolidated balance sheet as of December 31, 2022 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net sales	$16,115,000	$17,373,000	$29,914,000	$35,034,000

Cost of goods sold, excluding depreciation and amortization	10,009,000	11,761,000	18,826,000	22,980,000
Gross profit	6,106,000	5,612,000	11,088,000	12,054,000

Operating expenses:
Selling, general and administrative	4,575,000	4,065,000	8,888,000	8,371,000
Depreciation and amortization	219,000	227,000	462,000	439,000
Total operating expenses	4,794,000	4,292,000	9,350,000	8,810,000

Income from operations	1,312,000	1,320,000	1,738,000	3,244,000

Other income:
Loss on fixed assets	-	(490,000)	-	(490,000)
Equity in income of unconsolidated affiliate	103,000	50,000	212,000	99,000
Interest income, net	169,000	10,000	327,000	11,000
Total other income	272,000	(430,000)	539,000	(380,000)

Income before provision for income taxes	1,584,000	890,000	2,277,000	2,864,000

Provision for income taxes	438,000	197,000	579,000	649,000

Net income	$1,146,000	$693,000	$1,698,000	$2,215,000

Basic earnings per common share	$0.10	$0.05	$0.14	$0.17

Diluted earnings per common share	$0.10	$0.05	$0.14	$0.17

Basic weighted average common shares outstanding	11,997,443	12,834,332	12,072,571	12,945,981

Diluted weighted average common shares outstanding	12,013,845	12,908,223	12,103,419	13,032,313